Exhibit 99.1

For Immediate Release
For Further Information, contact:	William M. Griffith, Jr. President & CEO
United Financial, Inc.
336-226-1223

United Financial, Inc Reports Continued Earnings Growth

Graham, N.C.—United Financial, Inc. (NASDAQ Bulletin Board UTDF), the holding company of Alamance National Bank, today reported earnings for the quarter ended December 31, 2002 and for the twelve months ended December 31, 2002. Alamance National Bank, with the consent of its shareholders, reorganized and became a wholly-owned subsidiary of United Financial, Inc. (the “ Company”) effective at the end of business on September 30, 2002. Per share amounts have been adjusted to reflect a 5 for 4 stock-split declared on January 8, 2003 by the Board of Directors. The split will be effected in the form of a stock dividend and will be paid on February 17, 2003. The record date for the split is January 31, 2003.

For the three months ended December 31, 2002, the Company reported net income (unaudited) of $232,000, an increase of $155,000 or 201% from net income of $77,000 for the three months ended December 31, 2001. Earnings per share (both basic and diluted) were $.14 for the quarter ended December 31, 2002, compared with a per share profit of $.07 for the quarter ended December 31, 2001. “We are very proud to report our sixth consecutive quarterly profit,” stated William M. Griffith, Jr., President and CEO.

Net income (unaudited) for the twelve months ended December 31, 2002 was $700,000, an increase of $919,000 from a net loss of $(219,000) for the twelve months ended December 31, 2001. Earnings per share (both basic and diluted) were $.45 for the twelve months ended December 31, 2002, compared with a net loss per share (both basic and diluted) of $(.21) for the twelve months ended December, 2001.

The Company reported assets of $126 million at December 31, 2002 compared with $101 million at December 31, 2001, an increase of $25 million or 25%. Net loans were $89 million, an increase of $6 million or 7% from December 31, 2001. Investments were $22 million at December 31, 2002, compared to $9 million at December 31, 2001, an increase of $13 million or 144%. Deposits have increased from $86 million at December 31, 2001 to $99 million this year, an increase of $13 million or 15%. The Company reported shareholders equity of $10 million at December 31, 2002, compared with $6.5 million at December 31, 2001. The increase is due to proceeds from a secondary stock offering completed earlier this year, an increase in unrealized gains in the investment portfolio, and profits generated during the past twelve months.

For the three months ended December 31, net interest income, before the provision for loan loss, increased from approximately $906,000 in 2001 to approximately $1,020,000 in 2002. This growth is due primarily to the solid growth the Company has experienced during the year, as average earning assets increased by 30%, offsetting a decline in the Company’s net interest spread of 60 basis points. Mr. Griffith stated that the reduced interest margins are due primarily to increased liquidity brought on by reduced loan growth, as well as the loan refinancing which has occurred during the reduced rate environment. The Company’s net interest margin was 3.25% for the quarter ended December 31, 2002.

For the three months ended December 31, non-interest income increased $87,000, from approximately $98,000 to $185,000 in 2002. Mr. Griffith attributed the increase to higher fees charged on deposit accounts as well as increased fees from the sale of mortgage loans. Non-interest expense increased 18% for the three months ended December 31, 2002 compared with the same quarter of the prior year, from $787,000 to $931,000. The Company’s efficiency ratio, or non-interest expense divided by the total income before the provision for loan loss, improved slightly from 78.43% for the three months ended December 31, 2001 to 77.27% for the three months ended December 31, 2002.

For the twelve months ended December 31, 2002, net interest income, before the provision for loan loss, increased from approximately $3 million to approximately $4 million. Consistent with the quarterly results, this growth is due primarily to growth in Company’s balance sheet as average earning assets increased by 47%, offsetting a decline in the Company’s net interest spread of 37 basis points. The Company’s net interest margin for the twelve months ended December 31, 2002 was 3.55%.

For the twelve months ended December 31, 2002, non-interest income increased $226,000, or 58% from approximately $392,000 in 2001 to $618,000. Non-interest income for the year reflects a $44,000 gain on SBA loan sales in the second quarter of 2002, as well as a gain of $13,000 from the sale of investments during the first quarter of 2002. Non-interest expense increased 18% for the twelve months ended December 31, 2002 compared with the prior year, from $2.8 million to $3.3 million. The Company’s efficiency ratio, or non-interest expense divided by the total income before the provision for loan loss, improved from 85.90% for the twelve months ended December 31, 2001 to 71.3% for the twelve months ended December 31, 2002.

The Company’s provision for loan losses was $42,000 and $632,000 for the three and twelve months ended December 31, 2002, respectively. This compares with $140,000 and $687,000 for the corresponding periods in 2001. At December 31, 2002, the Company’s provision for loan loss was approximately 1.75% of gross loans, compared with approximately 1.40% at December 31, 2001. Mr. Griffith stated that the Company has increased the reserve during 2002 due to the growth in the Company’s non-performing assets, which totaled approximately $1.7 million at December 31, 2002 compared with approximately $500,000 at December 31, 2001. Included in non-performing assets at December 31, 2002 is approximately $725,000 in restructured loans. Mr. Griffith attributed the increase in the level of nonperforming assets to both the seasoning of the loan portfolio as well as the effects of a slowing economy.

United Financial, Inc. is the holding company for Alamance National Bank, a full service community bank with offices in Graham, North Carolina and Hillsborough, North Carolina. In

Hillsborough, we are known as Hillsborough National Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank’s main office is located at 1128 South Main Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

Forward-Looking Statements

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company’s results to vary from those expected. These factors include change in economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities & Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.